OPINION OF COUNSEL

Re:  Rule  24f-2  Notice for The Travelers  Timed Aggressive
Stock  Account   for   Variable Annuities; File No. 3313053

	With regard to the Rule 24f-2 Notice filed by The Travelers Timed Aggressive Stock Account for Variable Annuities covering individual and group variable annuity contracts, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1.The Travelers Insurance Company is duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue variable annuity contracts by the Insurance Commissioner of the State of Connecticut.

	2.The Travelers  Timed  Aggressive StockAccount for
	Variable Annuities is a duly authorized and validly existing separate account established pursuant to
	Section   38a-433   of the Connecticut General
	Statutes.

	3.The variable  annuity  contracts issuedare  valid,
	legal  and  binding obligations  of The Travelers
	Insurance Company; the securitiesare   legally issued,
	fully paid and nonassessable.

	4. Assets  of  The  Travelers Timed Aggressive Stock
	Account  for  Variable Annuities   are not chargeable
	with liabilities arising out of any other business which The Travelers Insurance Company may conduct.


/s/ Kathleen A. McGah
-------------------------------
Counsel and Assistant Secretary
The Travelers Insurance Company

Dated: February 25, 1998